COMMONWEALTH CASH RESERVE FUND, INC.
                  MULTI-CLASS PLAN PURSUANT TO RULE 18F-3 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940

Under its Amended and Restated Articles of Incorporation ("Charter") Commonwealth Cash Reserve Fund, Inc. ("Company") is authorized to issue shares in three separate designations (each hereinafter referred to as a "Portfolio") and is further authorized to issue separate series of shares within each such Portfolio (each separate series hereinafter referred to as "Share Classes").

This Plan is adopted by the Company pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") in order to document certain of the preferences, limitations and relative rights of each Share Classes issued by the Commonwealth Cash Reserve Fund ("Prime Portfolio") and the Federal Portfolio (collectively, "Covered Portfolios").

SECTION 1.  CLASS DESIGNATIONS.
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(a) The Prime  Portfolio  and the Federal  Portfolio  may,  consistent  with the
Company's Charter and this Plan, issue two Share Classes, to be know as "Institutional Shares" and "Investor Shares."

(b) Institutional Shares shall be available only to those investors who are able to meet the investment minimums and/or other account maintenance requirements (including, if applicable, participation in programs provided by PFM Asset Management LLC ("Institutional Criteria") set forth in then registration statement applicable to the respective Covered Portfolios (hereinafter, the "Prospectus"), provided that such Institutional Criteria are consistent with the 1940 Act and the Charter.

(c) Investor Shares shall be made available to investors, who are otherwise qualified to invest in a Covered Portfolio but who are not able to meeting the criteria for purchasing Institutional Shares.

SECTION 2. VOTING. Each Share Class shall have the voting rights set out in the Articles of Incorporation of the Company and the Bylaws of the Company, as they may be amended from time to time.

SECTION 3.  EXPENSES
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(a)  DISTRIBUTION  EXPENSES.  Expenses  associated with the Company's Rule 12b-1
Plan of Distribution as described in the Prospectus shall be allocated to shares issued by the respective Covered Portfolio without regard to their Share Class designation. All Shares issued by the Covered Portfolios shall be issued at their net asset value per share, calculated in the manner set forth in the Prospectus and without sales charge.

(b) OTHER CLASS EXPENSES.  Expenses,  other than investment  advisory or custody

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expenses that are  determined by the Company's  Board of Directors  ("Board") to
have been incurred by or in respect of one but not both Share Classes issued by a Covered Portfolio shall be allocated to the Share Class to which such expense relates. Expenses so allocated may relate to the payment of fees and expenses associated with

       (i)    Administration (if any) and transfer agent fees and expenses;

       (ii) Fee associated with the provision of specialized shareholder services (e.g. unlimited checkwriting or similar services)

       (iii)  Litigation, legal, and audit fees;

       (iv)   State and foreign securities registration fees;

       (v)    Shareholder report expenses;

       (vi)   Director fees and expenses;

       (vii) Preparation, printing, and related fees and expenses for proxy statements and, with respect to current shareholders, prospectuses and statements of additional information;

       (viii) Expenses incurred in connection with shareholder meetings; and

       (ix) Such other expenses as may be deems allocable to a specified Share Class by the Board, subject to Rule 18f-3 under the 1940 Act.

SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS.
---------------------------------------------------------

(a) ALLOCATION OF PORTFOLIO EXPENSES. Income, realized and unrealized capital gains and losses, and expenses other than Class Expenses related to a Covered Portfolio shall be allocated to respective Share Classes of the relevant Portfolio on the basis of the net asset value of respective Share Classes, or on such other basis as the Directors may in their discretion consider fair and equitable to each.

(b) WAIVERS AND REIMBURSEMENTS. Nothing in this Plan shall be construed as limiting the ability of any person to waive any fee paid by a Covered Portfolio or Share Class to that person or to reimburse any or all expenses of a Covered Portfolio or Share Class.

SECTION 5. EXCHANGES. Shareholders of a Class may not exchange their shares for shares of the same Class of any other Portfolio.